Exhibit 3.86

DE BRAUW

BLACKSTONE

WESTBROEK

UNOFFICAL TRANSLATION

ARTICLES OF ASSOCIATION

of:

VNU Holding and Finance B.V.

with corporate seat in Haarlem

dated 1 July 2005

Name, registered office.

Article 1.

The Company shall bear the name: VNU Holding and Finance B.V.

It is incorporated and has its registered office in Haarlem, the Netherlands.

Goal.

Article 2.

The Company has as its goal, the rendering of services of whatever nature to and the financing of group companies as referred to in article 2: 246 of the Civil Code, as well as participating in, and in any other manner taking an interest in, managing other enterprises, of whatever nature, and also financing third parties; providing sureties in any manner or binding itself to fulfil obligations incurred by third parties and finally to do all that which is connected with the foregoing or which would expedite its achievement.

Capital and Shares.

Article 3.

3.1.	The authorised capital of the Company amounts to ninety thousand euro (EUR 90,000). Divided into ninety thousand (90,000) shares, each of one euro (EUR 1).

3.2.	The shares shall be issued under the names of their holders and shall be numbered consecutively from 1 onwards.

3.3.	No depositary receipts shall be issued.

3.4.	The Company may not, with a view to the taking or acquiring of its shares in its capital by others, or certificates thereof, provide sureties, a guaranteed share issue price, or in any other manner bind itself either singly or severally alongside with or for others. The Company may provides loans with a view to the taking or acquiring shares in its capital or certificates thereof for no more than the amount of the reserves it has which may be paid out. A Board resolution to provide a loan as referred to in the previous sentence shall require the approval of the general meeting of shareholders, hereinafter referred to as the general meeting.

3.5.	If the sum of the issued capital and the other reserves which are required to be maintained pursuant to the law is lower than the most recently ratified lawful minimum capital, the Company shall be required to maintain a reserve amounting to that difference.

DE BRAUW

BLACKSTONE

WESTBROEK

Share Issue.

Article 4.

4.1.	The general meeting shall resolve to issue shares; the general meeting shall determine the share issue price and the further terms and conditions of share issue.

4.2.	The issue of shares shall never be below par.

4.3.	The issue of shares shall require the execution of a notarised deed in compliance with that determined in article 2:196 of the Civil Code.

4.4.	Upon shares being issued, as well as when granting rights to take shares, a shareholder shall not have any preferential right unless this shall be otherwise determined upon the resolution to issue shares having been adopted.

4.5.	The Company shall not be authorized to cooperate with the issue of share certificates.

Payment for Shares.

Article 5.

5.1.	Shares may solely be issue against their being fully paid up.

5.2.	Payment shall be required to be made in money, to the extent that no other contribution is agreed upon.

5.3.	Payment in money may be made in foreign currency, if the Company consents to this.

The acquisition and alienation of shares in its own capital.

Article 6.

6.1.	The Directors may, if authorised to do so by the general meeting, have the Company acquire a number of fully paid up shares in its own capital, under an encumbered title, which nominal amount of the shares to be acquired and those already held by the Company and its subsidiaries in its own capital, taken together shall not amount to any more than half of the issued capital and without prejudice to that determined in this connection by the law.

6.2.	In connection with the alienation of shares acquired by the Company in its own capital, article 4, section 1 shall be accordingly applicable. A resolution to alienate such shares shall also include the approval as referred to in article 2, 195, section 4 of the Civil Code.

Register of Shareholders.

Article 7.

7.1.	The Directors shall maintain a register of shareholders in compliance with the demands imposed in this connection by the law. The way in which the register shall be designed shall be determined by the Directors who shall have been granted prior approval from the general meeting for this. Each and every note made in the register shall be required to be signed by one Director.

7.2.	The Directors shall lodge the register at the offices of the Company for the perusal of the shareholders.

7.3.	Each and every shareholder shall be bound to inform the Company of his/her or its address. This address shall be noted in the register as shall the amount paid up on each and every share.

DE BRAUW

BLACKSTONE

WESTBROEK

Notices and Letters Convening Meetings.

Article 8.

8.1.	Letters convening meetings sent to shareholders shall be sent by registered letter, or not, to those address listed in the register of shareholders.

8.2.	Notices sent to the Directors shall be sent by registered letter, or not, to the offices of the Company or the addresses of the Directors.

The transfer of shares, Method.

Article 9.

The transfer of shares shall require the execution of a notarised deed in compliance with the determined in article 2:196 of the Civil Code.

Blocking stipulation.

Article 10.

10.1.	The transfer of shares in the capital of the Company, including alienation on the part of the Company of those shares it has acquired in its own capital, may solely be implemented in compliance with that determined in section 2 through to and including 7 of this article.

10.2.	A shareholder who wishes to transfer one or more shares shall require the approval to do so from the general meeting.

10.3.	The transfer shall be required to take place within three months after the approval in question shall have been granted, or deemed to have been granted.

10.4.	Approval shall be deemed to have been granted if the general meeting does not notify the applicant at the same time as the refusal is notified of there being one or more candidate purchasers, who are prepared to purchase all the shares covered by the request for approval, for cash, at the price, determined in the manner as described in section 5; the Company may itself solely be designated as a candidate purchaser with the approval of the applicant.

Approval shall also be deemed to have been granted if the general meeting does not reach a decision within six weeks after the application was made for approval.

10.5.	The applicant and the candidate purchasers the applicant shall have accepted shall determine the purchase price of the shares to be transferred, referred to in section 4, in mutual consultations. Failure to reach agreement on the price shall require an independent expert being appointed by the Directors and the applicant, in mutual consultations.

10.6.	Should the Directors and the applicant fail to reach agreement concerning the appointment of an independent expert, this expert shall be appointed by the Chairman of the Chamber of Commerce in the jurisdiction of which the Company has its de facto establishment.

10.7.	Once the price of the shares shall have been determined by the independent expert, the applicant shall have a period of one month after this price shall have been determined to choose freely whether he wishes to transfer his shares to the designated candidate purchasers.

The Board, Supervision of the Board of Directors.

Article 11.

11.1.	The Company shall be managed by a Board of Directors supervised by a Board of Supervisory or Non-Executive Directors.

DE BRAUW

BLACKSTONE

WESTBROEK

The general meeting shall determined the number of Directors to be appointed and the number of Supervisory or Non-Executive Directors to be appointed. A legal entity may be appointed to be a Director but may not be appointed to be a Supervisory or Non-Executive Director.

11.2.	The Directors and the Supervisory or Non-Executive Directors shall be appointed by the general meeting. The general meeting may suspend and dismiss them at any and all times.

The Board of Supervisory or Non-Executive Directors shall be authorised to suspend a Director at any and all times.

11.3.	A proposal to appoint a Supervisory or Non-Executive Director shall require the candidate to give notice of his age, his profession, the amount of the shares he holder in the capital of the Company, and the positions he holds or which he has held, to the extent this shall be relevant in connection with his performing the tasks and duties he would have as a Supervisory or Non-Executive Director. Mention shall also be made of which legal entities he is already a Supervisory or Non-Executive Director of, if these include legal entities which belong to the same group, mention need solely be made of that group of companies.

A proposal to appoint a Supervisory or Non-Executive Director shall also contain the reasons for the proposed appointment.

11.4.	If either the general meeting or the Board of Supervisory or Non-Executive Directors shall have suspended a Director or should the general meeting have suspended a Supervisory or Non-Executive Director, the general meeting shall be required to reach a decision, within three months after that suspension to either dismiss that Director or to continue the suspension; in default of which the suspension shall lapse. A decision to continue the suspension may solely be taken once and the suspension may at that time solely be prolonged for no more than three months, commencing on the day on which the general meeting reached the decision to continue the suspension.

A suspended Director or a suspended Supervisory or Non-Executive Director shall be afforded an opportunity at the general meeting to defend himself and to be assisted in this by legal counsel.

11.5.	Should one or more Directors be a absent or prevented from attending to business, the remaining Directors or the sole remaining Director shall be temporarily charged with the management of the Company. Should all the Directors be absent or prevented from attending to business, the person who the general meeting appointed for this purpose, or shall appoint for this purpose, shall be temporarily charged with the management of the Company.

Should all the Directors be absent or prevented from attending to business, the person referred to in the previous sentence shall take all necessary measures as soon as possible in order to arrive at definitive provisions for the management of the Company.

Article 12.

12.1.	The general meeting shall determine the terms of service of the Directors.

12.2.	The general meeting may grant one or more Supervisory or Non-Executive Directors a fixed bonus or a bonus which in whole or in part is related to and dependent on the results of the Company. Costs and expenses incurred shall be reimbursed to them.

DE BRAUW

BLACKSTONE

WESTBROEK

Management.

Article 13.

13.1.	Management may, in compliance with that determined in these Articles of Association, draw up rules and regulations in which matters of an internal nature are to be regulated. Moreover, Management may also, by means of rules and regulations or not, divide their tasks and duties among themselves.

13.2.	Management shall meet as frequently as a Director shall require this shall be done. It shall reach its decisions by means of an absolute majority of votes cast.

Should votes tie, the proposal shall be deemed to have been rejected.

13.3.	Management may also reach decisions outside meeting providing this shall be done in writing, telegraphically or by telex or by facsimile and providing that all the Directors shall have expressed their being in favour of the proposal under consideration.

13.4.	The general meeting may adopt a resolution which contains a detailed description of those Management Decisions which require the approval of the general meeting and/or which require the approval of the Board of Supervisory or Non-Executive Directors. The Board of Supervisory or Non-Executive Directors may adopt a resolution which contains a detailed description of Management Decisions which require the approval of the Board of Supervisory or Non-Executive Directors.

Representation.

Article 14.

14.1.	Management shall be authorised to represent the Company. Should more than one Director have been appointed, the Company may also be represented by two Directors acting jointly.

14.2.	Should a Director have concluded a private agreement with the Company or should a Director take legal action privately against the Company, the Company may be represented in such matters, in compliance with that determined in the first section, by the remaining Directors, unless the general meeting shall have appointed a person for this purpose or unless the law shall provide for such an appointment being made in another manner. Such a person may also be the Director, in respect of whom the conflict of interests prevails.

Should a Director have an interest which conflicts in some other manner than that described in the first section with the interest or interests of the Company, then, like Management, or the other Directors, in compliance with that determined in the first section, he may still be authorised to represent the Company.

Proxy-holders.

Article 15.

Management mat grant one or more persons who are employed by the Company, or not, a proxy or some other form of continuous authorisation to represent the Company. Management may also grant persons as referred to in the previous sentence as well as others persons a title, providing those persons are employed by the Company.

DE BRAUW

BLACKSTONE

WESTBROEK

The Board of Supervisory or Non-Executive Directors.

Article 16.

16.1.	The supervision of the policy pursued by Management and of the general course of business of the Company and the enterprise affiliated therewith shall be undertaken and carried out by the Board of Supervisory or Non-Executive Directors. That Board shall assist Management by giving it advice. In fulfilling their tasks and duties, the Supervisory or Non-Executive Directors shall focus on the interests of the Company and those of the enterprise affiliated therewith. Management shall provide the Board of Supervisory or Non-Executive Directors will all the information it requires for exercising its tasks and do so in a timely manner.

16.2.	Should there be more than one Supervisory or Non-Executive Director appointed, the Board of Supervisory or Non-Executive Directors shall elect a Chairman from its midst. The Board of Supervisory or Non-Executive Directors shall also appoint a Secretary either from its midst, or not.

Moreover, the Board of Supervisory or Non-Executive Directors may also appoint from its midst, one or more delegated Supervisory or Non-Executive Directors who shall be charged with maintaining more regular communications with Management; their findings shall be reported on to the Board of Supervisory or Non-Executive Directors. The positions of Chairman of the Board of Supervisory or Non-Executive Directors and of Delegated Supervisory or Non-Executive Director may be united in one person.

16.3.	The Board of Supervisory or Non-Executive Directors may draw up rules and regulations in compliance with these Articles of Association in which they divide their tasks and duties among their own members.

16.4.	The Board of Supervisory or Non-Executive Directors may determine that one or more of its members may be granted admission to all the areas used by the Company and that those persons be authorised to peruse all the books, correspondence and other documents of the Company and be made cognisant of all actions which have taken place, or exercise a part of these authorisations.

Article 17.

17.1.	The Board of Supervisory Directors shall meet as frequently as its members request this be done. It shall reach its decisions by means of an absolute majority of votes cast. Should votes tie, the proposal shall be deemed to have been rejected unless there are more than two Supervisory or Non-Executive Directors who are present at the meeting; in which case the Chairman shall have the casting or decisive vote.

17.2.	Aside from that determined in section 3, the Board of Supervisory or Non-Executive Directors may no reach decisions when no majority of its members is present.

17.3.	The Board of Supervisory or Non-Executive Directors may also reach decisions outside meeting providing this shall be done in writing, telegraphically, by telex or by facsimile and providing that all Supervisory or Non-Executive Directors shall have expressed their approval of the resolution in question.

Any such decision reached shall be noted in the register of minutes of meetings of the Board of Supervisory or Non-Executive Directors which shall be maintained by the Secretary of that Board; the documents which demonstrate that such a decision was reached or such resolution adopted shall be kept with the register of minutes of meetings.

DE BRAUW

BLACKSTONE

WESTBROEK

17.4.	The Directors shall, if invited, be bound to attend the meetings of the Board of Supervisory or Non-Executive Directors and to provide information required by that Board from Management.

17.5.	The Board of Supervisory or Non-Executive Directors may acquire advice which shall be charged to the Company which the Board of Supervisory or Non-Executive Directors considers to be desirable for the correct exercise of that Board’s tasks and duties.

17.6.	Should only one Supervisory or Non-Executive Director have been appointed, that person shall have all the rights and obligations which are attributed by these Articles of Association to, and imposed by these Articles of Association on the Board of Supervisory or Non-Executive Directors and to the Chairman thereof.

General Meetings.

Article 18.

18.1.	The annual general meeting shall be held within six months after the close of the Financial Year.

18.2.	The agenda for that meeting shall in any case include the following subjects:

a.	dealing with the written annual report drawn up by Management concerning the course of business conducted by the Company and the management thereof;

b.	ratifying the Annual Accounts and, in compliance with article 25, apportioning profits;

c.	discharging the Directors for their management activities conducted during the last Financial Year and discharging Supervisory or Non-Executive Directors for their supervision thereof.

The aforementioned subjects do not require being included on that agenda if the time period for drawing up the Annual Accounts and submitting the Annual Report shall have been prolonged or should a proposal have been submitted to this end; the subject referred to in sub-section a. above shall also not be required to be included in the agenda if article 2: 391 of the Civil Code does not apply to the Company.

At the annual general meeting, that placed on the agenda in compliance with article 19, sections 2 and 3 shall also be dealt with.

18.3.	A general meeting shall be convened as frequently as Management or the Board of Supervisory or Non-Executive Directors shall deem to be desirable.

Article 19.

19.1.	The general meetings shall be held in the Local Authority where the Company has its registered offices.

At a general meeting held elsewhere, valid decisions may solely be reached if the entire issued capital of the Company is represented.

19.2.	Shareholder shall be convened to attend the general meeting by Management, the Board of Supervisory or Non-Executive Directors, a Director or a Supervisory or Non-Executive Director or by a shareholder. Any letter convening a general meeting shall always refer to the subjects to be discussed and dealt with.

19.3.	Any letter convening a general meeting shall be sent out no later than on the fifteenth day prior to the day on which the meeting is to be held. If this time period is shorter or should no letter convening the meeting have been sent, no lawful decisions may be reached, unless a resolution is adopted unanimously at a meeting at which the entire issued capital of the Company is represented.

DE BRAUW

BLACKSTONE

WESTBROEK

In connection with subjects which were not included in the letter convening the meeting or in a supplementary letter convening a meeting, sent in compliance with the time period set for announcing and convening a general meeting, that determined in the previous sentence shall be accordingly applicable.

Article 20.

20.1.	The general meeting shall be chaired by the Chairman of the Board of Supervisor or Non-Executive Directors who may also, if he himself is present, charge an other person to take his place as Chairman. Should the Chairman of the Board of Supervisory or Non-Executive Directors be absent without having charged an other person to take his place as Chairman, those Supervisory or Non-Executive Directors who are present shall appoint the Chairman from their midst. Should all the Supervisory or Non-Executive Directors be absent, the meeting shall appoint its own Chairman. The Chairman of the meeting shall appoint the Secretary.

20.2.	Unless the proceedings of the meeting shall be recorded by means of a notarised verbatim record, the meeting shall be minuted. The minutes shall be ratified, in token of which they shall be signed by the Chairman and the Secretary of that meeting or ratified by the subsequent meeting; in the latter case, they shall be signed in token of their having been ratified by the Chairman and the Secretary If that subsequent meeting.

20.3.	The Chairman of the meeting, and moreover each and every Director and each and every Supervisory or Non-Executive Director may issue an assignment at any and all times to have a notarised verbatim record drawn up, the costs of which shall be charged to the Company.

Article 21.

21.1.	At the general meeting, each share gives its holder the right to cast one vote. Blank votes and invalid votes shall be deemed not to have been cast.

21.2.	Decisions shall be reached by means of an absolute majority of the votes cast.

21.3.	The Chairman shall determine the voting method to be used, with the proviso that should one of those enfranchised persons present require it, any voting on an appointment, suspension and dismissal of persons may be carried out using closed written and unsigned ballots.

21.4.	Should votes tie in connection with an appointment of persons, no decision shall be reached.

Should votes tie in connection with other subjects, the proposal shall be deemed to have been rejected, without prejudice to that determined in article 25, section 2.

21.5.	Shareholders may be represented at a meeting by holders of written proxies.

21.6.	The Directors and the Supervisory or Non-Executive Directors shall be authorised to attend the general meetings and as such to have an advisory voice at general meetings.

Article 22.

22.1.	Shareholders may reach all decisions outside meetings which they may reach at meetings. Directors and Supervisory or Non-Executive Directors shall be afforded an opportunity of issuing their advice about the proposal, unless in the given circumstances and in accordance with the principles of acting in all reasonableness and fairness this would be unacceptable.

DE BRAUW

BLACKSTONE

WESTBROEK

A decision reached outside a meeting shall solely be valid if all the enfranchised shareholders shall have expressed their being in favour of the proposal in question by voting in writing, telegraphically, by telex or by facsimile.

Those shareholder shall issue a notice, without delay, as to a decision reached in the aforementioned manner to both the Management of the Company as well as the Chairman of the Board of Supervisory or Non-Executive Directors.

22.2.	A decision as referred to in section 1 shall be recorded by the Chairman of the Board of Supervisory or Non-Executive Directors in the minutes register of the general meeting; that note shall be read out loud at the subsequent general meeting by the Chairman of that meeting. Moreover, the documents which show that such a decisions was reached shall be retained with the minutes register of the general meetings and, once the decisions has been reached, shall be the subject of a notice sent to all the shareholders.

Financial Year, Annual Accounts.

Article 23.

23.1.	The Financial Year shall run parallel with the calendar year.

23.2.	Annually, within five months after the close of each and every Financial Year, aside from prolongation of this time period by no more than six months required by the general meeting on the grounds of extraordinary circumstances prevailing, Management shall draw up the Annual Accounts and shall lodge them for the perusal of the shareholders at the offices of the Company.

The Annual Accounts shall be accompanied by a declaration issued by the accountant/auditor as referred to in article 24, should the assignments referred to have been granted, for the Annual Report, unless article 2: 391 of the Civil Code shall not be applicable to the Company, and by the other information referred to in article 2: 392, section 1 of the Civil Code, to the extent that that determined therein shall be applicable to the Company.

The Annual Accounts shall be signed by all the Directors and Supervisory or Non-Executive Directors; should one or more of their signatures be missing, mention shall be made of this under cover of the reason for it.

23.3.	The Company shall ensure that the Annual Accounts drawn up, the Annual Report and the other information referred to in section 2 shall be lodged at the offices of the Company, from the day the general meeting is convened to the day on which the general meeting is held for the purpose of their being dealt with.

Shareholders may peruse those documents there and receive copies thereof free of charge.

23.4.	Should the Company be bound, pursuant to article 24, section 1 to issue an assignment to have the Annual Accounts audited by an accountant/auditor and the general meeting has not been able to be made cognisant of the declaration issued by that accountant/auditor, the Annual Accounts may not be ratified unless lawful grounds shall have been submitted among the other information referred to in section 2, second sentence as to why that declaration is missing.

DE BRAUW

BLACKSTONE

WESTBROEK

23.5.	Should the Annual Accounts be amended and ratified thereafter, a copy of the amended Annual Accounts shall be made available to shareholders free of charge.

Accountant/Auditor.

Article 24.

24.1.	The Company may grant an assignment to an accountant/auditor as referred to in article 2:393 of the Civil Code to audit the Annual Accounts drawn up by Management pursuant to that determined in section 3 of that article, with the proviso that the Company shall be bound to do this should the law require it.

Should the law not require that the assignment referred to in the previous sentence be granted, the Company may grant an assignment to have the Annual Accounts audited by another expert; such an expert shall also be referred to hereinafter as the accountant/auditor.

The general meeting shall be authorised to grant the assignment. Should it not do so, the Board of Supervisory or Non-Executive Directors shall be authorised to do so, or, should temporarily there be no Supervisory or Non-Executive Directors appointed, or should the Board of Supervisory or Non-Executive Directors remain in default in this connection, Management shall be authorised to grant the assignment.

The assignment granted to the accountant/auditor may also be withdrawn at any and all time by the general meeting as well as by the person who granted the assignment; an assignment granted by Management may also be withdrawn by the Board of Supervisory or Non-Executive Directors.

The accountant/auditor shall report on his findings to the Board of Supervisory or Non-Executive Directors and to Management and shall summarise those findings in a declaration.

24.2.	Both Management as well as the Board of Supervisory or Non-Executive Directors may grant assignments to the accountant/auditor or to another accountant/auditor, the costs of which shall be charged to the Company.

Profit and Loss.

Article 25.

25.1.	Payments made from profits pursuant to that determined in this article shall be effected after the Annual Accounts shall have been ratified which show that such payments are admissible.

25.2.	The profits shall be made freely available to the general meeting. Should votes tie in connection with making payments from profits or adding them to the reserves, those profits on which the proposal was made shall be added to the reserves.

25.3.	The Company may solely made payments to shareholders and others entitled to receive payments defrayed by profits to the extent that it own equity is larger than the amount of the issued capital, increased by the reserves required to be maintained pursuant to the law.

25.4.	The reserves may solely be deployed to defray any deficit to the extent the law permits this.

DE BRAUW

BLACKSTONE

WESTBROEK

Article 26.

26.1.	Dividends shall become due four weeks after having been declared unless the general meeting shall set another date for this on the strength of a proposal made to this end by Management.

26.2.	Dividends which have not been received within five year after the commencement of the second day on which they became due shall be forfeited by the Company.

26.3	The general meeting may resolve that dividends shall be paid out in whole or in part in another form than in cash.

26.4	Without prejudice to that determined in article 25, section 3, the general meeting may resolve to make payment in whole or in part of the reserves.

26.5	Without prejudice to that determined in article 25, section 3, interim payments may be made if the general meeting determines that this shall be done on the strength of a proposal made to this end by Management.

Liquidation.

Article 27.

27.1	Should the Company be dissolve pursuant to a resolution to this end adopted by the general meeting, the Directors shall be appointed as the liquidators of the assets of the Company, supervised by the Board of Supervisory or Non-Executive Directors, if and to the extent that the general meeting shall not have appoint one or more other liquidators.

27.2	The general meeting shall determine the emoluments of the liquidators and of those who are charged with the supervision thereof.

27.3	Liquidation shall be carried out in compliance with the applicable stipulations of the law. During liquidation, these Articles of Association shall remain in force, as far as shall be possible.

27.4	That which remains of the assets of the Company, after settling all debts, shall be divided among the shareholders in proportion to the nominal amount of their shareholdings.

27.5	After the Company shall cease to exist, its books, documents and other information carriers shall be lodged for a period of seven years in the custody of the person appointed to retain them by the liquidators.

Transitional stipulation.

Article 28.

The first Financial Year of the Company shall terminate on the thirty-first day of December two thousand and five. This article and its heading shall cease being applicable upon the expiry of the first Financial Year of the Company.